Exhibit 17.2  - Correspondence from Mark DeBruin dated August 12, 2008

Bob,

I would like the same changes as Arthur de Joya. I also did not make these verbal claims and would like an amended 8-K filed to that effect that such language is not correct. Thanks.

Mark DeBruin